Exhibit 10.7

                            FIRST AMENDMENT TO LEASE
                                   (EXPANSION)

      THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made as of the 10th day of March, 2000, by and between Teachers Insurance and Annuity Association, a New York corporation ("Landlord") and Aspect Systems, Inc., an Arizona corporation ("Tenant")

                                R E C I T A L S:

      A. Landlord and Tenant entered into a certain Lease (the "Lease") dated as of November 4, 1999, whereby Landlord leased to Tenant certain premises (the "Premises") known as Suites 1, 2, 3, 6, 9, & 10 of the certain building (the "Building") known as East Valley Commerce Plaza and located at 325/372 East Elliot Road, Chandler, Arizona. The Premises contain approximately 18,144 rentable square feet.

      B. Tenant desires to add 5,120 rentable square feet, commonly known as Suite 34 as shown on the attached Exhibit "A", to the Premises. Landlord and Tenant desire to amend the Lease to add Suite 34 to the Premises upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and in the Lease contained, it is hereby agreed as follows:

      1. Defined Terms. Each capitalized term used as a defined term in this First Amendment but not otherwise defined in this First Amendment shall have the same meaning ascribed to such term in the Lease.

      2. Additional Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain premises (the "Additional Premises") consisting of approximately 5,120 square feet of rentable area as shown on Exhibit "A" attached hereto and known as Suite 34. The Lease is hereby amended to add the Additional Premises to the Premises as demised and defined in the Lease upon the same terms and provisions specified in the Lease, except that:

            (a) The Base Rent for the Additional Premises shall be as follows:

            Period                            Monthly Base Rent

            06/01/00 -12/30/00                $2,918.40 NNN*
            0/1/01/0l -12/31/01               $3,020.80 NNN*
            01/01/02 -12/31/02                $3,123.20 NNN*
            01/01/03 -12131/03                $3,225.60 NNN*
            01/01/04 -12/31/04                $3,328.00 NNN*

*plus applicable rental taxes

            (b) The lease term for the Additional Premises shall commence on June 1, 2000 and end on the last day of the Lease Term, December 31, 2004, unless sooner terminated as provided in the Lease.

            (c) The first installment of Base Rent for the Additional Premises shall be due and payable on the commencement date of the lease term for the Additional Premises, with subsequent installments of Base Rent applicable to the Additional Premises due on the first day of each month thereafter during the Lease Term.

            (d) Base Rent for the Additional Premises shall be subject to periodic adjustment pursuant to Article 4 of the Lease. The term "Tenant's Proportionate Share", as defined and used in the Lease, shall mean eight and fifty two hundredths percent (8.52%) for the Additional Premises.

            (e) The Base Rent for the Premises, excluding the Additional Premises, is not affected by this First Amendment.

      3. Condition Of The Additional Premises; Improvement Allowance. No promises by Landlord to alter, remodel, improve, repair, redecorate or clean the Additional Premises, or any part thereof, have been made, except as expressly set forth herein, and no representation respecting the condition of the Additional Premises or the Building or with respect to the suitability or fitness of either for any purpose, has been made to Tenant. Landlord shall perform certain leasehold improvement work in the Expansion Space (the "Expansion Space Improvements") in accordance with the Work Letter Agreement (the "Work Letter Agreement") attached hereto as Exhibit "B" and made a part hereof.

      4. Broker. Tenant represents that except for Kennedy Wilson Properties Ltd. ("Kennedy Wilson"), Tenant has not retained, contracted or otherwise dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no such person initiated or participated in the negotiation of this First Amendment. Tenant shall indemnify and hold Landlord and Kennedy Wilson harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

      5. Conflict. If any conflict exists between the terms or provisions of the Lease and the terms or provisions of this First Amendment, the terms and provisions of this First Amendment shall govern and control.

      6. Effect Of Amendment. As amended by this First Amendment, the Lease shall remain in full force and effect and is ratified by Landlord and Tenant. This First Amendment contains the entire agreement of the parties with respect to the Additional Premises, and all preliminary negotiations with respect thereto are merged into and superseded by this First Amendment.

      7. Exculpation Of Landlord And Kennedy Wilson. Notwithstanding anything to the contrary contained in this First Amendment or in any exhibits, Riders or addenda hereto attached (collectively the "Lease Documents"), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant's use of the Premises or the Building (collectively, "Landlord's Lease Undertakings") shall extend only to Landlord's interest in the real estate of which the Premises demised under the Lease Documents are a part ("Landlord's Real Estate") and not to any other assets of Landlord or its beneficiaries; and (b) except to the extent of Landlord's interest in Landlord's Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord's Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its beneficiaries, Kennedy Wilson Capital Management Corporation or Kennedy Wilson Properties Ltd., or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.


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

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Lease to be duly executed and delivered as of the day and year first written above.

TENANT:

Aspect Systems, Inc., an Arizona corporation


By: /s/ Douglas N. Dixon
   ------------------------------
Its: President CEO

LANDLORD:

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, a New York corporation


By: /s/ James P. Garofalo
   ------------------------------
Its: Assistant Secretary


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

                                    EXHIBIT B
                              WORK LETTER AGREEMENT

      This Work Letter Agreement ("Work Letter") is executed simultaneously with that certain First Amendment (the "Lease") between Aspect Systems, Inc., as "Tenant", and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, as "Landlord", relating to demised premises ("Premises") at the building commonly known as EAST VALLEY COMMERCE CENTER (the "Building"), which Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease.

      For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

      1. Tenant's Initial Plans; the Work. Tenant desires Landlord to perform certain leasehold improvement work in the Premises in substantial accordance with the plan or plans (collectively, the "Initial Plan") to be prepared by Aspect Systems, Inc. Not later than March 15, 1999, Tenant shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request to enable Landlord's architects and engineers to prepare mechanical, electrical and plumbing plans and to prepare the Working Drawings, including a final telephone layout and special electrical connection requirements, if any. All plans, drawings, specifications and other details describing the Work which have been or are hereafter furnished by or on behalf of Tenant shall be subject to Landlord's approval, which Landlord agrees shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of any Additional Work (as defined in Paragraph 7 below) because, in Landlord's reasonable opinion, the work, as described in any such item, or the Additional Work, as the case may be: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord's ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building, (g) might adversely affect another tenant's premises; (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building, or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Work or Initial Plan or any other plans, drawings, specifications or other items associated with the Work nor Landlord's performance, supervision or monitoring of the Work shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant's intended use of the Premises, Landlord shall be entitled to a payment of 5% of the cost associated with the completion of Tenant's buildout, which cost shall include architectural and engineering and similar fees and all costs associated with the construction of the space as charged by the general contractor selected to perform the work This payment is for the coordination and day to day supervision performed by Landlord's staff in completing Tenant's buildout. This payment will be part of the Tenant Allowance package.

      2. Working Drawings. If necessary for the performance of the Work and not included as part of the Initial Plan attached hereto, Landlord shall prepare or cause to be prepared final working drawings and specifications for the Work (the "Working Drawings") based on and consistent with the Initial Plan and the other Plans, drawings, specifications, finish details and other information furnished by Tenant to Landlord and approved by Landlord pursuant to Paragraph 1 above. So long as the Working Drawings are consistent with the Initial Plan, Tenant shall approve the Working Drawings within three (3) days after receipt of same from Landlord by initialing and returning to Landlord each sheet of the

Working Drawings or by executing Landlord's approval form then in use, whichever method of approval Landlord may designate.

      3. Performance of the Work; Allowance. Except as hereinafter provided to the contrary, Landlord shall cause the performance of the Work using (except as may be stated or shown otherwise in the Working Drawings) building standard materials, quantities and procedures then in use by Landlord ("Building Standards"). Landlord shall pay for a portion of the "Cost of Work" (as defined below) in an amount not to exceed $51,200.00 (such amount being $10.00 per rentable square foot of the Premises which is to be improved, as described in the Working Drawings) (the "Allowance"), and Tenant shall pay for the entire Cost of the Work in excess of the Allowance. Tenant shall not be entitled to any credit, abatement or payment from Landlord in the event that the amount of the Allowance specified above exceeds the Cost of the Work. For purposes of this Agreement, the term "Cost of the Work" shall mean and include any and all costs and expenses of the Work, including, without limitation, the cost of the Working Drawings and of all labor (including overtime) and materials constituting the Work.

      4. Payment. Prior to commencing the Work, Landlord shall submit to Tenant a written statement of the total Cost of the Work (which shall include the amount of any overtime projected as necessary to substantially complete the Work by the Commencement Date specified in the Lease) as then known by Landlord, and such statement shall indicate the amount, if any, by which the total Cost of the Work exceeds the Allowance (the "Excess Costs"). Tenant agrees, within three (3) days after submission to it of such statement, to execute and deliver to Landlord, in the form then in use by Landlord, an authorization to proceed with the Work, and Tenant shall also then pay to Landlord an amount equal to the Excess Costs. No Work shall be commenced until Tenant has fully complied with the preceding provisions of this Paragraph 4. In the event, and each time, that any change order by Tenant, unknown field condition, delay caused by acts beyond Landlord's control or other event or circumstance causes the Cost of the Work to be increased after the time that Landlord delivers to Tenant the aforesaid initial statement of the Cost of the Work, Landlord shall deliver to Tenant a revised statement of the total Cost of the Work, indicating the revised calculation of the Excess Costs, if any. Within three (3) days after submission to Tenant of any such revised statement, Tenant shall pay to Landlord an amount equal to the Excess Costs, as shown in such revised statement, less the amounts previously paid by Tenant to Landlord on account of the Excess Costs, and Landlord shall not be required to proceed further with the Work until Tenant has paid such amount. Delays in the performance of the Work resulting from the failure of Tenant to comply with the provisions of this Paragraph 4 shall be deemed to be delays caused by Tenant.

      5. Substantial Completion. Landlord shall cause the Work to be "substantially completed" on or before the scheduled date of commencement of the term of the Lease as specified in Section 1.05 of the Lease, subject to delays caused by strikes, lockouts, boycotts or other labor problems, casualties, discontinuance of any utility or other service required for performance of the Work, unavailability or shortages of materials or other problems in obtaining materials necessary for performance of the Work or any other matter beyond the control of Landlord (or beyond the control of Landlord's contractors or subcontractors performing the Work) and also subject to "Tenant Delays" (as defined and described in Paragraph 6 of this Work Letter). The Work shall be deemed to be "substantially completed" for all purposes under this Work Letter and the Lease if and when Landlord's architect issues a written certificate to Landlord and Tenant, certifying that the Work has been substantially completed (i.e., completed except for "punchlist" items listed in such architect's certificate) in substantial compliance with the Working Drawings, or when Tenant first takes occupancy of the Premises, whichever first occurs. If the Work is not deemed to be substantially completed on or before the scheduled date of the commencement of the term of the Lease as specified in Section 1.05 of the Lease,
(a) Landlord agrees to use reasonable efforts to complete the Work as soon as practicable thereafter, (b) the Lease shall remain in full force and effect, (c) Landlord shall not be deemed to be in breach or default of the Lease or this Work Letter as a result thereof and Landlord shall have no liability to Tenant as a result of any delay in occupancy (whether for damages, abatement of Rent or otherwise), and (d) except in the event of Tenant Delays, and notwithstanding anything contained in the Lease to the contrary, the Commencement Date of the Lease Term as specified in Section 1.05 of the Lease shall be extended to the date on which the Work is deemed to be substantially completed and the Expiration Date of the Lease Term as specified in Section 1.06 of the Lease shall be extended by an equal number of days. At the request of either Landlord or Tenant in the event of such extensions in the commencement and expiration dates of the term of the Lease, Tenant and Landlord shall execute and deliver an amendment to the Lease reflecting such extensions. Landlord agrees to use reasonable diligence to complete all punch1ist work listed in the aforesaid architect's certificate promptly after substantial completion.

      6. Tenant Delays. There shall be no extension of the scheduled commencement or expiration date of the term of the Lease (as otherwise permissibly extended under Paragraph 5 above) if the Work has not been substantially completed on said scheduled commencement date by reason of any delay attributable to Tenant ("Tenant Delays"), including without limitation:

            (i) the failure of Tenant to furnish all or any plans, drawings, specifications, finish details or the other information required under Paragraph 1 above on or before the date stated in Paragraph 1;

            (ii) the failure of Tenant to grant approval of the Working Drawings within the time required under Paragraph 2 above;

            (iii) the failure of Tenant to comply with the requirements of Paragraph 4 above;

            (iv) Tenant's requirements for special work or materials, finishes, or installations other than the Building Standards or Tenant's requirements for special construction staging or phasing;

            (v) the performance of any Additional Work (as defined in Paragraph 7 below) requested by Tenant or the performance of any work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or

            (vi) any other act or omission of Tenant that causes a delay.

      7. Additional Work. Upon Tenant's request and submission by Tenant (at Tenant's sole cost and expense) of the necessary information and/or plans and specifications for work other than the Work described in the Working Drawings ("Additional Work") and the approval by Landlord of such Additional Work, which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work, at Tenant's sole cost and expense, subject, however, to the following provisions of this Paragraph 7. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work, which cost shall include a fee payable to Landlord in the amount of 15% of the total cost of such Additional Work as compensation to Landlord for monitoring the Additional Work and for administration, overhead and field supervision associated with the Additional Work and an additional charge payable to Landlord in the amount of 5% of the total Cost of the Additional Work as compensation for Landlord's general conditions (such fee and additional charge being hereinafter referred to collectively as "Landlord's Additional Compensation"), and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the "TEO") for the Additional Work in the standard form then in use by Landlord.

      Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire cost of the Additional Work, including Landlord's Additional Compensation (as reflected in Landlord's statement of such cost), within five
(5) days after Landlord's submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire cost of such Additional Work within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work and may proceed to do only the Work, as specified in the Working Drawings.

      8. Tenant Access. Landlord, in Landlord's reasonable discretion and upon request by Tenant, may grant to Tenant a license to have access to the Premises prior to the date designated in the Lease for the commencement of the term of the Lease to allow Tenant to do other work required by Tenant to make the Premises ready for Tenant's use and occupancy (the "Tenant's Pre-Occupancy Work"). It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

            (a) Tenant shall give to Landlord a written request to have such access to the Premises not less than five (5) days prior to the date on which such access will commence, which written request shall contain or shall be accompanied by each of the following items, all in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for Tenant's Pre-Occupancy Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform Tenant's Pre-Occupancy Work or will be supplying materials for such work, and the approximate number of individuals, itemized by trade, who will be present in the Premises; (iii) copies of all contracts, subcontracts and material purchase orders pertaining to Tenant's Pre-Occupancy Work; (iv) copies of all plans and specifications pertaining to Tenant's Pre-Occupancy Work; (v) copies of all licenses and permits required in connection with the performance of Tenant's Pre-Occupancy Work; (vi) certificates of insurance (in amounts satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with Tenant's Pre-Occupancy Work; and (vii) assurances of the ability of Tenant to pay for all of Tenant's Pre-Occupancy Work and/or a letter of credit or other security deemed appropriate by Landlord securing Tenant's lien-free completion of Tenant's Pre-Occupancy Work.

            (b) Such pre-term access by Tenant and its representatives shall be subject to scheduling by Landlord.

            (c) Tenant's employees, agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord or Landlord's agents in performing the Work and any Additional Work in the Premises, Landlord's work in other premises and in common areas of the Building, or the general operation of the Building. If at any time any such person representing Tenant shall cause or threaten to cause such disharmony or interference, including labor disharmony, and Tenant fails to immediately institute and maintain such corrective actions as directed by Landlord, then Landlord may withdraw such license upon twenty-four (24) hours' prior written notice to Tenant.

            (d) Any such entry into and occupancy of the Premises by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, specifically including the provisions of Section IX thereof (regarding Tenant's improvements and alterations to the Premises), and excluding only the covenant to pay Rent. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant's Pre-Occupancy Work made in or about the Premises or to property placed therein prior to the commencement of the term of the Lease, the same being at Tenant's sole risk and liability. Tenant shall be liable to Landlord for any damage to the Premises or to any portion of the Work or Additional Work caused by Tenant or any of Tenant's employees, agents, contractors, workmen or suppliers. In the event that the performance of Tenant's Pre-Occupancy Work causes extra costs to Landlord or requires the use of elevators during hours other than ________a.m. to _______p.m. on Monday through Friday (excluding holidays) or of other Building services, Tenant shall reimburse Landlord for such extra cost, and/or shall pay Landlord for such elevator service or other building services at Landlord's standard rates then in effect.


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

      9. Lease Provisions. The terms and provisions of the Lease, insofar as they are applicable to this Work Letter are hereby incorporated herein by reference. All amounts payable by Tenant to Landlord hereunder shall be deemed to be additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

      10. Miscellaneous.

            (a) This Work Letter shall be governed by the laws of the state in which the Premise are located.

            (b) This Work Letter may not be amended except by a written instrument signed by the party or parties to be bound thereby.

            (c) Any person signing this Work Letter on behalf of Tenant warrants and represents he/she has authority to sign and deliver this Work Letter and bind Tenant.

            (d) Notices under this Work Letter shall be given in the same manner as under the Lease.

            (e) The headings set forth herein are for convenience only.

            (f) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work.

            (g) In the event that the final working drawings and specifications are included as part of the Initial Plan attached hereto, or in the event Landlord performs the Work without the necessity of preparing working drawings and specifications, then whenever the term "Working Drawings" is used in this Agreement, such term shall be deemed to refer to the Initial Plan and all supplemental plans and specifications approved by Landlord.

      11. Exculpation of Landlord and Kennedy Wilson. Notwithstanding anything to the contrary contained in this Work Letter, it is expressly understood and agreed by and between the parties hereto that:

            (a) The recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in this Work Letter (collectively "Landlord's Work Letter Undertakings") shall extend only to Landlord's interest in the real estate, of which the Premises demised under the Lease are a part (hereinafter, "Landlord's Real Estate") and not to any other assets of Landlord or its officers, directors or shareholders; and

            (b) Except to the extent of Landlord's interest in Landlord's Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord's Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, Kennedy Wilson Properties Ltd. or Kennedy Wilson Properties of Arizona Ltd., or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.

      IN WITNESS WHEREOF, this Work Letter Agreement is executed as of the ______ day of _______________,_______.

TENANT:                                           LANDLORD:

Aspect Systems, Inc., an Arizona corporation      TEACHERS INSURANCE AND ANNUITY
                                                  ASSOCIATION OF AMERICA,
                                                  a New York corporation


By: /s/ Douglas N. Dixon                          By: /s/ James P. Garofalo
    ----------------------------------               ---------------------------
Its: President CEO                                Its: Assistant Secretary


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